Exhibit 3.481

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 04/02/1996 960096382 – 2609847
CERTIFICATE OF FORMATION
OF
ENVOTECH-ILLINOIS L.L.C.
A LIMITED LIABILITY COMPANY
      FIRST: The name of the limited liability company is: Envotech-Illinois L.L.C.
     SECOND: The address of the limited liability company’s registered office in the state of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     THE UNDERSIGNED, being the individual forming the limited liability company, has executed, signed and acknowledged this Certificate of Formation this 2nd day of April, 1996.

/s/ Blaine A. Lamperski Blaine A. Lamperski